SDNB FINANCIAL CORP.
                          1420 Kettner Boulevard
                        San Diego, California 92101


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               May 15, 1996
                                 10:00 A.M.


NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of SDNB Financial Corp., a California corporation (the "Company") will be held at the San Diego National Bank Building, 1420 Kettner Boulevard, San Diego, California, on Wednesday, May 15, 1996 at 10:00 a.m., Pacific Time for the following purposes.

     (1)     To elect nine directors of the Company for the ensuing year;

     (2) To ratify the appointment of Coopers & Lybrand, L.L.P. as independent accountants for the ensuing year;

     (3) To transact such other business as may properly come before the Meeting and any adjournment or adjournments thereof.

Please carefully read the following Proxy Statement, which describes the matters to be voted upon at the Meeting, and then sign and return your proxy card as soon as possible. Should you receive more than one proxy because your shares are registered in different names or addresses, each proxy should be signed and returned to assure that all your shares will be voted. Any shareholder present at the Meeting may withdraw his or her proxy and vote personally on each matter brought before the Meeting.


                                       By Order of the Board of Directors


                                       /s/Howard W. Brotman
                                       Howard W. Brotman, Secretary

April 10, 1996
San Diego, California

SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD PROMPTLY.

                            SDNB FINANCIAL CORP.
                          1420 Kettner Boulevard
                        San Diego, California 92101


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               May 15, 1996


                               INTRODUCTION


Information Concerning Proxies

This Proxy Statement and the enclosed proxy card are being mailed in connection with the solicitation of proxies by the Board of Directors of SDNB Financial Corp., a California corporation (the "Company") for the Annual Meeting of Shareholders (the "Meeting") to be held at 10:00 a.m., Pacific Time on Wednesday, May 15, 1996 at 1420 Kettner Boulevard, San Diego, California 92101, and any adjournment of such Meeting. This Proxy Statement and the enclosed form of proxy are being mailed on or about April 10, 1996 to shareholders of record as of March 29, 1996.

If a proxy in the accompanying form is duly executed and returned, the shares represented thereby will be voted as directed. If no direction is given, the shares represented by the proxy will be voted for the election of all of the nominees for directors named herein, and in the discretion of the proxy.

Any shareholder may revoke his or her proxy by written notice delivered to the Secretary of the Company, by submitting a subsequent proxy to the Secretary of the Company, or by attending the Meeting and voting in person.

The cost of soliciting proxies will be paid by the Company and may include reimbursement paid to brokerage firms and others holding shares in their name for their expense in forwarding solicitation material to their principals. Solicitation will be made primarily through the use of the mail, but certain directors, officers and regular employees of the Company may, without additional remuneration, solicit proxies personally or by telephone or telegram.

Voting Securities and Principal Holders Thereof

The record date for determining those shareholders who are entitled to notice of, and to vote at, the Meeting has been fixed as March 29, 1996. At the close of business on the record date, the Company had 3,073,260 outstanding shares of Common Stock, its only class of voting stock.

The following table sets forth those shareholders known to the Company who on March 29, 1996 owned beneficially or of record more than 5% of the Common Stock of the Company.


Name of                           Amount and Nature
Beneficial                        of Beneficial
Owner                             Ownership (1) of Class (2)    Percentage (1)
Two limited partnerships managed       765,314                      22.3
by WHR Management Corp. (a)
767 Third Avenue
New York, NY  10017

Basswood Partners, L.P.                 295,000                      8.7
52 Forest Ave.
Paramus, NJ  07652

Charles I. Feurzeig                     381,164 (3)                 11.2
6363 El Cajon Blvd. Ste 206
San Diego, CA  92115

Murray L. Galinson                      186,400 (4) (6)              5.5
1420 Kettner Blvd.
San Diego, CA 92101

(a) Pursuant to an agreement between the Federal Reserve Bank and WHR Management Corp. ("WHR"), in which the Federal Reserve Bank did not object to the purchase by WHR of 24.9% of the Company's outstanding common stock (without taking into account vested options), WHR stipulated to restrictions on its involvement in the management of the Company. As a result, WHR's purchase was deemed not to be a "change of control" of the Company

The following table sets forth information as to outstanding shares of the Company's Common Stock beneficially owned as of March 29, 1996 by each director of the Company, and by all directors and executive officers of the Company and San Diego National Bank ("Bank') as a group. Except as indicated, the persons named have sole voting power and sole investment power over the amount of shares shown.

Name of                         Amount and Nature
Beneficial                      of Beneficial
Owner                           Ownership (1) of Class (2)    Percentage (1)

Douglas E. Barnhart                    5,000                         *
Howard W. Brotman                     13,776                         *
Margaret Costanza                     14,200                         *
Charles I. Feurzeig                  381,164 (3)                  11.2
Murray L. Galinson                   186,400 (4) (6)               5.5
Karla J. Hertzog                      14,200                         *
Robert B. Horsman                     32,435 (6)                   1.0
Mark P. Mandell                       14,200                         *
Patricia L. Roscoe                    30,051                         *
Julius H. Zolezzi                     70,448                       2.1

All Executive Officers
  and Directors as a group           779,915 (3) (4) (5) (6)      22.9
  (16 persons)

(1) All percentages and share amounts in these sections were calculated on the basis of outstanding securities, plus shares issuable pursuant to vested stock options. Includes shares owned beneficially and of record, directly or indirectly, together with associates. Also includes shares held by or on behalf of minor and/or adult children and family trusts.

(2)     Asterisk indicates percentage of less than 1%.

(3) Includes 153,650 shares held by CIF Holdings, LP, a partnership of which Mr. Feurzeig is a limited partner and PVCC, Inc., of which Mr. Feurzeig is a controlling person, is the managing general partner.

(4)     Includes 86,358 shares held as trustee.

(5) Includes 313,281 shares issuable to directors and executive officers pursuant to vested stock options.

(6) Does not include shares owned by San Diego National Bank Profit Sharing Plan and 401-K Savings Plan attributable to executive officers' vested interests therein.


Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act required the Company's Directors and Officers, persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such equity securities with the SEC and NASDAQ. Directors, Officers and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company, the Company believes that from January 1, 1995, through December 31, 1995, the Directors, Officers and greater than 10% beneficial owners complied with all Section 16(a) filing requirements, except that one report covering the purchase of 255,193 shares by WHR Management Corp. ("WHR"), the general partner of two limited partnerships, pursuant to the Company's capital infusion plan, was filed late by WHR.

Voting of Securities

Each share is entitled to one vote on all matters brought before the Meeting. Under California law, in voting for directors, if any shareholder gives notice at the Meeting, prior to the voting, of that shareholder's intention to cumulate his/her votes, each shareholder will have the right to cumulate his/her votes and give one nominee a number of votes equal to the number of directors to be elected, multiplied by the number of shares he/she holds, or to distribute his/her votes on the same principle among the nominees to be elected in such manner as he/she may see fit. The proxy holders named in the enclosed proxy card may or may not elect to give such notice.

                 MATTERS TO BE CONSIDERED AT ANNUAL MEETING

                                  ITEM 1

                          ELECTION OF DIRECTORS

A Board of nine directors is to be elected at the Meeting to hold office until the next annual meeting and until their successors shall be elected and qualified. Unless individual shareholders specify otherwise, each returned proxy will be voted for the election of the nine nominees who are listed below, or as many of such nominees of the Board of Directors as possible, such votes to be distributed among such nominees in such manner as the persons named in the enclosed proxy card see fit.

If, however, any of the Board's nominees is unable to serve, or for good cause declines to serve at the time of the Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for a substitute. The Board of Directors is not aware of any circumstances that would render any nominee unavailable for election.

It is intended that the proxies received by the proxy holders pursuant to the solicitation will be voted in a manner designed to cause the election of the maximum number of the Board of Directors' nominees.

The following schedule sets forth certain information concerning the nominees for election as directors, each of whom currently is a director of the Company and the Bank, and concerning the (non-director) executive officers of the Company and the Bank. An asterisk indicates the nominees for election as directors. A double asterisk indicates nominees whom the Board also intends to elect as directors of the Bank.

                                     Positions held with the Company and
Name                        Age      principal occupations during five years.

Douglas E. Barnhart**        49      Director of the Company since August
                                     1995; President/Chief Executive Officer
                                     of Douglas E. Barnhart, Inc., general
                                     building and engineering firm from
                                     before 1991 to present.

Ronald P. Bird               55      Senior Vice President of the Bank from
                                     April 1995 to present; Vice President of
                                     Bank from January 1994 to April 1995;
                                     President/Chief Executive Officer of
                                     Bank of Southern California from before
                                     1991 to June 1993.

Howard W. Brotman*           66      Director of the Company since March 1996;
                                     Senior Vice President and Chief Financial
                                     Officer of the Company and the Bank from before 1991 to present; Secretary of the Company from February 1993 to present.

Joyce I. Chewning            49      Executive Vice President of the Bank
                                     from January 1996 to present; Senior
                                     Vice President of the Company January
                                     1994 to present; Senior Vice President
                                     of Operations of the Bank from before
                                     1991 to January 1996.



                                     Positions held with the Company and
Name                        Age      principal occupations during five years.
Margaret "Midge" Costanza**  63      Director of the Company since June 1993;
                                     Partner  of Martin & Costanza -
                                     Presentation Skills Trainers from before to present; Political Consultant-
                                     Congresswoman Lynn Schenk and State
                                     Treasurer Kathleen Brown from 1993
                                     to November 1994; Campaign Coordinator
                                     for California Democratic State Central
                                     Committee and Boxer for Senate Committee from 1991 to 1992.

Murray L. Galinson**         58      Director of the Company since 1982;
                                     Chief Executive Officer and President of the Company and Chief Executive Officer of the Bank from before 1991 to present;
                                     Vice Chairman of the Board of the Bank
                                     from January, 1996 to present; President of the Bank from before 1991 to January
                                     1996.  Director of Price Enterprises,
                                     Inc. from December 1994 to present.

Karla J. Hertzog**           45      Director of the Company since February
                                     1992; President of TOPS Personnel
                                     Service, Inc., a temporary personnel
                                     agency, from before 1991 to present.

Robert B. Horsman**          49      Director of the Company since 1991;
                                     Executive Vice President of the Company
                                     from January 1994 to present; President
                                     of the Bank from January 1996 to
                                     present; Executive Vice President of the Bank from before 1991 to January 1996.

Gail Jensen-Bigknife         45      Senior Vice President of the Bank from
                                     before 1991 to present.

Mark P. Mandell**            45      Director of the Company since January
                                     1992, Director of Strategic Planning and
                                     Business Development of the Bank from
                                     January 1996 to present. Attorney-at-law from before 1991 to present; Chief
                                     Executive Officer and Legal Counsel of
                                     Square One Development Corporation,
                                     commercial real estate developers, from
                                     before 1991 to present.

Richard Nance                51      Senior Vice President of the Bank from
                                     before 1991 to present.

Debra Perkins                41      Vice President/Compliance of the Bank
                                     from before 1991 to present.

Connie M. Reckling           47      Vice President/Human Resources of the
                                     Bank from before 1991 to present.

Patricia L. Roscoe**         52      Director of the Company since 1990;
                                     Chairman of Patti Roscoe & Associates,
                                     Inc., destination management company,
                                     from before 1991 to present.

Julius H. Zolezzi**          66      Director of the Company since 1982;
                                     President of Zolezzi Enterprises, Inc.
                                     which owns fishing vessels and of
                                     Embarcadero Marine, Inc., a supplier of
                                     diesel fuel, from before 1991 to present.


Information Regarding The Board of Directors and Its Committees

The Company's Board of Directors met 16 times during 1995. Each director nominated for election attended at least 75% of the aggregate number of meetings of the Board and the committees on which he/she served except for Mr. Barnhart, who attended 67%.

The Company's Audit Committee (as well as the Audit Committee of the Bank) consisted of Karla J. Hertzog, Mark P. Mandell and Patricia L. Roscoe. The Company's Audit Committee assists in selecting the independent accountants, in designating services they are to perform and in maintaining effective communication with the Company's accountants. The Audit Committee met four times in 1995.

The Company's Executive Compensation Committee, which was composed of Charles
I. Feurzeig, Patricia L. Roscoe, Karla J. Hertzog and March P. Mandell met once during 1995. The Executive Compensation Committee reviews and acts on matters relating to compensation levels and benefit plans for executive officers and other key employees of the Company and the Bank.

The Company does not have a standing nominating committee or any other committee performing similar functions, and such matters are considered at meetings of the full Board of Directors.

At the annual organizational meeting of the Bank, the Company, as the sole shareholder of the Bank, intends to elect the nominees for director of the Company (as indicated by the double asterisk under Item 1) as directors of the Bank until the next annual meeting of the Bank and until their successors are elected and have qualified.

Charles I. Feurzeig, who is a founding shareholder of the Company and the Bank and who has served as Chairman of the Board of both since inception, has chosen to not stand for reelection. The Board intends, at its organizational meeting following the Annual Meeting of Shareholders, to appoint Mr. Feurzeig as Chairman Emeritus of the Company in recognition of his long and valuable service as Board Chairman, and in anticipation of his continued valuable contributions to the success of the Company and the Bank.

The Board also intends to elect Murray L. Galinson, President and C.E.O. of the Company and Vice-Chairman of the Board and C.E.O. of the Bank and who has recently withdrawn his name from consideration for appointment as a Federal District Judge, to succeed Mr. Feurzeig as Chairman of the Board of the Company and the Bank.

                                   EXECUTIVE COMPENSATION

                                                                                       Other Compensation
Name and                                                                Long-Term        Profit-Sharing
Principal                           Annual    Compensation             Compensation      and 401-K Plan
Position                             Year        Salary       Bonus    Option Awards       Contribution
Murray L. Galinson                   1995       $180,809    $10,710      14,000 (1)           $5,894
President/CEO                        1994        174,050          0           0
                                     1993        167,700          0      35,003 (2)

Robert B. Horsman                    1995        119,067      7,875      14,000 (1)            5,607
Executive Vice President             1994        113,330          0           0
                                     1993        109,200          0      27,548 (2)

Joyce Chewning                       1995        107,492      6,458           0                5,458
Senior Vice President                1994        102,440          0           0
                                     1993         97,940          0      10,099

Howard W. Brotman                    1995        103,361      6,458           0                3,183
Senior Vice President, Secretary,    1994         99,100          0           0
Chief Financial Officer              1993         96,469          0       8,371

(1) Awarded in his role as a Director of the Company.
(2) Includes 10,500 shares awarded in his role as a Director of the Company.


                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values


                                                                                      Value of Unexercised
                                                     Number of Unexercised          In-the-Money Options
                     Shares Acquired     Value     Options at Fiscal Year End -      at Fiscal Year End
Officer                on Exercise     Realized    Exercisable  Unexercisable     Exercisable  Unexercisable
Murray L. Galinson        None           None         41,489       35,003              None       $83,132


Robert B. Horsman         None           None         25,585       27,548              None       $65,426


Joyce Chewning            None           None           None       10,099              None       $23,985


Howard W. Brotman         None           None         10,743        8,371              None       $19,881

                                     Option Grants in Last Fiscal Year
                                              Individual Grants



                                                                                       Potential Realizable
                                                                                         Value at Assumed
                                     % of Total                                       Annual Rates of Stock
                                  Options Granted                                     Price Appreciation For
                      Options     To Employees In       Exercise      Expiration           Option Term
Officer               Granted       Fiscal Year           Price          Date           @5%          @10%
Murray L. Galinson     14,000*         20.4%             $6.00         10/24/05       $52,800     $133,900


Robert B. Horsman      14,000*         20.4%             $6.00         10/24/05       $52,800     $133,900


*Awarded in his role as a Director of the Company.

                                Comparison of Five Year-Cumulative Total Returns
                                           Performance Graph for
                                            SDNB Financial Corp.


Prepared by the Center for Researching Security Prices
Produced on 1/24/96 including data to 12/29/95

CRSP Total Returns Index For:               12/31/90  12/31/91  12/31/92  12/31/93  12/30/94  12/29/95
SDNB Financial Corp.                           100.0     65.0      54.1      38.7      44.9      70.1

Nasdaq Stock Market (US Companies)            100.0    160.6     186.9     214.5     209.7     296.3

Nasdaq Bank Stocks                            100.0    164.1     238.9     272.4     271.4     404.4
Sic 6020-6029, 6710-6719 US & Foreign

Notes:
  A.  The lines represent monthly index levels derived from compounded daily returns that include all dividends.
  B.  The indexes are reweighted daily, using the market capitalization on the previous trading day.
  C.  If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
  D.  The index level for all series was set to $100.0 on 12/31/90.

Executive Employment Agreements

On March 27, 1996 the Company entered into employment agreements, comparable to previous agreements, with Murray L. Galinson, Robert B. Horsman, Joyce Chewning and Howard W. Brotman which continue through December 31, 1998. The agreements provide for base salaries of $185,120, $123,550, $105,930 and $101,658 respectively, with adjustments on January 1 of each year during the term at the discretion of the Board of Directors, but in no event will the adjusted salary be less than the preceding year. The agreements also provide for normal employee perquisites, participation in the other compensation plans and for extension of employment for three years from the date of a "change of control" of the Company or the Bank.

             REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

Overall Compensation Philosophy

The Executive Compensation Committee of the Board of Directors, consisting entirely of non-employee Directors, approves all of the policies under which compensation is paid tot he Company's executive officers. The Company's executive compensation objective is to link compensation with corporate and individual performance in a manner which, recognizing the marketplace practices of other banks, will retain and attract executives who can achieve the short and long-term goals of the Company. The policy is to provide for competitive base salaries which reflect individual levels of responsibility and performance and annual bonuses based upon achievement of annual corporate performance. The result is a strengthening of the mutuality of interest in the Company's long-term performance between its executive officers and the Company's shareholders.

Base Salaries

In December of 1994, a base salary has been established for each executive officer for the 1995 fiscal year. These base salaries are established in relation to the external marketplace based on surveys by the California Bankers Association and California State Banking Department, American Bankers Association, Livingstone Services, The Findley Reports, Community Banks of Southern California and the Independent Bankers Association, and internal factors including but not limited to the following: (1) the compensation history of the individual officer; (2) the individual's years of experience with the Company or the Bank and in the industry; (3) the performance and contribution of the officer relative to his/her job responsibility; and (4) the current financial condition of the Company and the Bank. Additionally, the Board also considers various qualitative factors including but not limited to knowledge of the banking industry, knowledge of the San Diego community, commitment and dedication and entrepreneurial spirit. As a matter of policy, the Board does not assign specific weights to the above factors for any of its executive officers due to the belief that the evaluation and awarding of compensation to the officers' group cannot be simplified to a mathematical computation. As such, the compensation policy used by the Committee and the Board to set salaries is considered subjective.

Bonuses

Officers can earn bonuses on an annual basis pursuant to an Incentive Bonus Plan for officer or the Management Bonus Plan for senior management. The Payments under each of those bonus plans for 1995 were not material.

CEO Compensation

The members of the Board have determined that Mr. Galinson is a person with
extreme dedication to the success of the Company.   Although the Company has
not been profitable over the last three years, the Board felt these losses were beyond the control of Mr. Galinson and the executive officers due to extrinsic factors. Accordingly, in December of 1994, the Committee recommended to the Board an increase in his base salary in the amount of 5% above his 1994 base salary commencing January 1, 1995, which would place his salary generally in the third quartile of the surveys referred to above. The bonus paid to Mr. Galinson for 1995 was pursuant to the formula contained in the Management Bonus Plan in effect since 1982.

Conclusion

The Board believes the executive officers' individual compensation programs discussed in this report are designed in a manner which is consistent with the Company's overall compensation philosophy. As such, the compensation provided to the Company's CEO, Murray L. Galinson, and to other executive officers, is deemed appropriate.

                            Charles I Feurzeig
                            Patricia L. Roscoe
                            Karla J. Hertzog
                            Julius H. Zolezzi

Director Compensation

During 1995, Mr. Feurzeig was paid $1,000 per board meeting and $150 per committee meeting attended. All other non-employee directors were paid $500 per board meeting and $75 per committee meeting attended. Effective January 1, 1996, the compensation was increased to $2,000 per board meeting and $400 per committee meeting for the Chairman of the Board and to $1,000 per board meeting and $200 per committee meeting for non-employee board members.

Employee Benefit Plans

In April 1982, the Bank's Board of Directors adopted a Profit Sharing Plan, which was approved by the Internal Revenue Service in 1983. This Plan provides for contributions to be made by the Bank from current or accumulated profits in amounts not to exceed 15% of the compensation paid to plan participants. All employees are eligible to participate as of the January 1 next following their date of employment and are allocated a portion of the Bank's contributions as determined by the Plan. Participants who terminate their employment with the Bank will receive their vested percentage of their account balances in either a single lump sum or payment in kind.

In July 1989, the Bank's Board of Directors approved the Deferred Savings Plan for the benefit of all employees. In addition to the Profit Sharing Plan already in effect, the Deferred Savings Plan provides a 401(k) plan for which the Bank makes matching contributions on a percentage basis. All employees are eligible to participate on the January 1 following their hire date. Participants who terminate their employment with the Bank will receive their vested percentage of their account balance.

In 1995, $59,000 was accrued under these plans. No accrual was made for the years 1994 and 1993.

Deferred Compensation Plan

On March 20, 1985, the Bank entered into unfunded deferred compensation agreements with Murray L. Galinson, Robert B. Horsman and Joyce I. Chewning. The agreements permit these employees, prior to the time of rendering services, to have their salary reduced and the reduction paid as deferred compensation over a five year period following termination of employment, death or retirement. The employees become general unsecured creditors of the Bank with respect to such deferred accounts. Nothing was deferred under this plan in 1995.

Company Stock Option Plans

In 1994 the Board of Directors adopted the "1994 Stock Option Plan" ("1994 Plan"), which was approved by the Company's shareholders on March 17, 1995. The Company has reserved 400,000 shares for issuance under the plan. Options are granted under the plan at a price not less than the fair market value of the Company's common stock on the date of grant. The options are exercisable in increments over a number of years as determined by the Board of Directors but not to exceed 10 years and expire three months after termination of employment or cessation of affiliation as a director. The plan expires September 10, 2004, as to any shares not at the time subject to option. Options can, depending on the circumstances of issuance, be either incentive stock options, which are qualified under provisions of the Internal Revenue Code for certain tax-advantaged treatment, or non-qualified options.

The 1994 Plan replaced a similar plan, the "1984 Stock Option Plan" ("1984 Plan") which had expired.

As of March 29, 1996, there were non-qualified options outstanding under the 1984 Plan for 168,294 shares at exercise prices ranging from $3.25 to $7.94 per share, and Incentive Stock Options outstanding for 244,896 shares at exercise prices ranging from $3.25 to $11.13 per share.

As of March 29, 1996, there were non-qualified options outstanding under the 1994 plan for 98,000 shares at $6.00 per share and Incentive Stock Options outstanding for 80,500 shares at prices ranging from $3.25 to $5.31 per share.

Other Transactions

The Bank had banking transactions in the ordinary course of its business with the Company and its subsidiaries, directors, executive officers, and their associates, on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with other customers of the Bank, and which do not, in the opinion of management, involve more than the normal risks of collectability or present other unfavorable features. Under federal law, additional restrictions are placed upon the aggregate amount of, and other terms and conditions of, loans to executive officers, directors and principal shareholders. The maximum aggregate available amount of all such loans and credit extensions at December 31, 1995 to all directors and officers of the Bank, together with their associates, was approximately $590,000 (constituting approximately 4% of the Company's equity capital). The actual aggregate balance outstanding on all such loans and credit extensions at December 31, 1995 was $505,000. In October 1990, the Bank Board adopted a policy of eliminating further lending to executive officers and directors (except for cash-secured loans) beyond the maturity of then existing debt. Exceptions to this policy were granted to one director where the amounts of the loans outstanding are less than the amounts outstanding when the policy was adopted and to another whose guarantee of a loan was made prior to his becoming a director.

During 1995 the Company repaid PVCC, Inc., a corporation controlled by Mr. Feurzeig, the note in the original amount of $2 million which note was secured by a second trust deed note on the San Diego National Bank Building, from the proceeds of the capital infusion and the refinancing of the Building. Also paid from the proceeds of the capital infusion were notes payable to Murray L. Galinson for $350,000 and Howard W. Brotman for $40,000.

In January 1993, the Bank was named as a defendant in an adversary proceeding filed by Pioneer Liquidating Corporation ("PLC"), successor to six bankrupt Pioneer Mortgage Company entities (collectively, "Pioneer") in the Bankruptcy Court of the Southern District of California. Investors in Pioneer had previously filed suit against the Bank, which litigation was settled in 1992. The PLC case was settled with the final settlement agreement approved by the Federal District Court for the Southern District of California on November 29, 1995.

A preliminary agreement between the Bank would make payment to PLC on execution of the settlement agreement and assign to PLC certain charged-off loans, without recourse. The preliminary agreement further provided that after being given credit for the payment by the Bank and the collections on the assigned charged-off loans, payment of the remaining balance of the total settlement amount was to be guaranteed by Charles I. Feurzeig, Chairman of the Board of the Company, and PVCC, Inc., a corporation controlled by Mr. Feurzeig (collectively, the "Feurzeig Entities"). Such guarantee was being given by the Feurzeig Entities for consideration independent of Mr. Feurzeig's investment in the Company.

Subsequent negotiations led to the settlement agreement approved by the Court whereby the Bank paid $600,000 to PLC and the Feurzeig Entities paid $1,050,000 to PLC upon execution of the settlement agreement and the Feurzeig Entities took the place of PLC with respect to assignment of the charged-off loans. In consideration of the modification of the original list of charged-off loans to eliminate certain loans which had been only partially charged-off, the Bank agreed to assign additional newly charged-off loans (90 days after charge-off) to the Feurzeig Entities, until the first to occur of:

     (a)  Five years after the date of the settlement agreement; or

     (b) Such time as the Feurzeig Entities have collected on such loans $1,050,000 plus a return equal to the rate of 9.5% per year on the unpaid portion of such $1,050,000.

Pursuant to the settlement agreement the Feurzeig Entities do not have recourse or a claim against the Bank should the collections on the assigned charged-off loans amount to less than $1,050,000. Should the collections exceed $1,050,000 plus the return referred to above, the Feurzeig Entities have agreed to pay to the Bank 50% of such excess collections.


ITEM 2

         RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors has selected Coopers & Lybrand, L.L.P. independent public accountants, to audit the financial statements of the Company for the year ending December 31, 1996 and recommends to shareholders that they vote for ratification of that appointment. Coopers & Lybrand, L.L.P. has audited the Company's financial statements since the year ended December 31, 1985. Representatives of Coopers & Lybrand, L.L.P. are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                          SHAREHOLDER PROPOSALS

In order to be considered for inclusion in the Company's proxy materials for the 1997 annual meeting, shareholder proposals, if any, must be received by the Company at its principal executive office prior to January 15, 1997.

                    ANNUAL REPORT TO SEC ON FORM 10-K

The Company will furnish, without charge, upon written request of any shareholder who represents in the request that he/she was the beneficial owner of the Company's stock on March 29, 1996, a copy of the Company's annual report to the Securities and Exchange Commission on Form 10-K (including financial statements and financial statement schedules, but without exhibits) for the fiscal year ended December 31, 1995. Requests should be addressed to: Howard W. Brotman, Secretary, SDNB Financial Corp., P.O. Box 12605, San Diego, CA 92112-3605 (telephone 619/231-4989).

                        ANNUAL DISCLOSURE STATEMENT

The Company will furnish, without charge for the first copy, the annual disclosure statement of San Diego National Bank for the fiscal year ended December 31, 1995 upon request. Requests should be made to Howard W.
Brotman, Secretary, SDNB Financial Corp., P.O. Box 12605, San Diego, CA 92112-3605 (telephone 619/231-4989).

                              OTHER BUSINESS

The Board of Directors is not aware of any matter to be presented for action at the Meeting other than the matters set forth in this Proxy Statement. Should any other matter requiring a vote of the shareholders arise, the persons named as proxies on the enclosed proxy card will vote the shares represented thereby in accordance with their best judgment in the interest of the Company. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy card.

                                      By Order of the Board of Directors

                                      /s/Howard W. Brotman
April 10, 1996                        Howard W. Brotman, Secretary

(front of enclosed Proxy Card)

                             SDNB FINANCIAL CORP.
             Proxy for Annual Meeting of Stockholders May 15, 1996

     The undersigned hereby appoints Murray L. Galinson and Robert B. Horsman, as Proxies, each with full power of substitution, and hereby authorize them, to represent and vote, as designated on the reverse, all shares of Common Stock of SDNB Financial Corp. ("the Company") held of record by the undersigned on March 29, 1996, at the Annual Meeting of Stockholders to be held on May 15, 1996 at 10:00 A.M. at the offices of the Company or any adjournments thereof.


                        (To Be Signed on Reverse Side.)


(reverse side of Proxy Card)

   X   Please mark your
       votes as in this
       example.

                      WITHHOLD AUTHORITY
                   to vote for all nominees
                        listed at right
               FOR                        Nominees:  Douglas E. Barnhart
1. ELECTION                                          Howard W. Brotman
   OF                                                Margaret "Midge" Costanza
   DIRECTORS                                         Murray L. Galinson
                                                     Karla J. Hertzog
                                                     Robert B. Horsman
                                                     Mark P. Mandall
                                                     Patricia L. Rosoce
                                                     Juluis H. Zolezzi


                                                  FOR   AGAINST   ABSTAIN
2. Proposal to ratify the selection of Coopers and Lybrand LLP to serve as the Company's independent accountants for the fiscal year 1996.

3. In their discretion, upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION AND FOR PROPOSALS.

STOCKHOLDERS ARE URGED TO DATE, MARK, SIGN AND RETURN THIS PROXY
PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.




SIGNATURES:                                          DATE:
NOTE: Please sign exactly as your names appear on stock certificate (as indicated hereon).